EXHIBIT 99.1
COMPLETE TRANSCRIPT OF GRAHAM CORPORATION
CONFERENCE CALL REGARDING ITS
RESULTS OF OPERATIONS AND FINANCIAL CONDITION
FOR ITS FIRST QUARTER ENDED JUNE 30, 2007

GHM Q108 Earnings Teleconference Call
Graham Corporation
First Quarter Fiscal 2008 Earnings Conference Call
July 30, 2007
Operator: Good morning, ladies and gentlemen. My name is Nia, and I will be your conference operator today. At this time, I would like to welcome everyone to the Graham Corporation First Quarter Fiscal 2008 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to pose a question during this time, please press star, then the number one on your telephone key pad. If you would like to withdraw your question, press the pound key.
Thank you. It is now my pleasure to turn the floor over to your host, Deborah Pawlowski, Investor Relations for Graham. Ma’am, you may begin your conference.
Deborah Pawlowski: Thank you and good morning everyone. We appreciate your time with us here today. You should have a copy of the news release that details Graham’s financial results for the first quarter of fiscal 2008 that we released this morning. If not, you can obtain a copy from the Company’s website at: www.graham-mfg.com. With me here today are Graham’s President and Chief Operating Officer, James Lines, and Chief Financial Officer, Ron Hansen. Jim and Ron will provide their planned comments first and then we will open it up for questions.
As you are aware, we may make forward-looking statements, both during the call and in the following question and answer period. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties as well as other factors that could cause actual results to differ materially from what we discuss here today. These risks and uncertainties are available for you in the press release itself, as well as with filings the Company has made with the Securities and Exchange Commission.
So, with that, let me turn it over to Jim to begin the review and discussion.
Jim Lines: Thank you, Debbie and good morning everyone.
Results for the first quarter were strong. At $20 million, we set a record for our first quarter sales and exceeded our prior best of $15.2 million by 32%. We also surpassed our $19.5 million first quarter operating plan.
Outsourcing is on target at 15% of production. Our production environment has improved over the past several quarters which has lead to greater throughput and margin improvement. Production efficiency today is superior to what it was 12 to 18 months ago.

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GHM Q108 Earnings Teleconference Call

Gross margin in the first quarter was 33.4%, a 520 basis point gain from the first quarter of fiscal 2007, and sequentially from the fourth quarter of fiscal 2007, a 420 basis points gain. The improvement in gross margin is primarily due to market pricing discipline, material costs controls, production improvements and fewer lower margin orders this quarter.
With regards to materials cost control, material costs have remained volatile. Supply chain management, equipment estimating and the engineering groups have done well to stay on top of commodity cost movements.
With regards to increased production efficiency, our production environment has dramatically improved. Operating leverage due to greater throughput and outsourcing benefited gross margin as well.
And lastly, gross margin is improving now that we have completed most of the lower margin orders that were booked January through May 2006.
Backlog also increased during the quarter, and bookings exceeded shipments by $4.8 million. Backlog is now at $59.2 million, and we forecast that approximately 75% of it will convert to revenue this fiscal year. We believe the quality of margins in the backlog is superior to those from 2006 and 2007. We have shipped virtually all poor quality margin work, with just a small amount shipped in the second quarter.
Operating margin of 19.2%, and earnings per share in the quarter of $0.60, demonstrates the earnings power of our business model.
We are continuing to make progress toward improved cash management. Operating working capital per sales dollar stood, at the end of the quarter, below 6%, down from 16% in 2004. Our cash conversion cycle is under 50 days, as of June 30th, and that compares with 134 days in 2004. The improvement was been driven by favorable payment terms negotiated on new orders, reduced inventory, an aggressive receivables collection policy and improved production cycle time.
I am pleased to also announce that Alan Smith has joined the Company as Vice-President of Operations. He is an excellent addition to the team. Alan has 14 years experience with Graham and was Engineering Manager when he left in early 2005. Prior to his return, Alan was Director of Operations at Lydall, Inc. In the Vice-President of Operations capacity, Alan will lead supply chain management, manufacturing technology, quality assurance and production areas. His priorities will include expanding production capacity, lowering material costs, improving upon our already high quality standards, developing a robust and sustainable production environment, and lastly, having on-time performance, a core competence and differentiator for the Company.

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GHM Q108 Earnings Teleconference Call

I remain positive about the bookings pipeline for the next 18 to 24 months. We anticipate continued strong demand coming from the refining and petrochemical sectors. Product demand for projects in the Middle East and Asia are anticipated to be high, and equally important, is that we expect excellent opportunities in North America from the refining sector to continue.
I believe 2008 will be another year for growth, with revenue increasing 10% to 15% as compared with fiscal 2007, and anticipate that the actual increase will be nearer to the higher side of the range. Net income is expected to increase at a rate that is above our top line growth rate. Beyond 2008, we expect 2009 will provide continued growth. I feel the business is running well and can be improved further. There is strong demand for our products and services. I’m optimistic about the future outlook for our Company.
With that, I’ll turn it over to Ron.
Ron Hansen: Thank you Jim, and good morning. Sales for the first quarter of fiscal 2008 were $20 million, up 37% from the first quarter of fiscal 2007. Our first quarter has historically been a weak one. However, given the large backlog and our successes in improving process flow and increasing capacity, we were able to recognize greater revenue this quarter.
Approximately 48% of sales in the first quarter were for oil refinery projects, while 23% were for petrochemical and chemical projects and the remaining 29% for other applications.
Domestic sales represented 46% of first quarter sales, and 54% of our sales were for export. Of significance, projects in the Middle East accounted for 21% of sales; 13% were for projects from Canada and another 13% were for projects in Asia. We believe shifts and weightings by industry and geographic markets from quarter-to-quarter are often simply a function of timing.
We continue to see strong capital spending in our primary industry sectors for our products on a global basis.
Our gross profit for the first quarter was 33.4%. SG&A expenses for the first quarter were $2.8 million, or 14.2%, of sales compared with $2.3 million, or 17%, of sales for the prior year’s first quarter. We continue to anticipate SG&A expenses to be in the range of $2.8 to $3.1 million per quarter in fiscal 2008.
The effective tax rate for the first quarter was 31%, lower than we previously discussed due to an accumulative adjustment in our deferred tax liabilities resulting from a statutory lowering of New York State income taxes for manufacturers. We expect the full year’s effective tax rate to be approximately 33%.

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GHM Q108 Earnings Teleconference Call

The benefits of steps taken last year materialized this quarter with net income of $2.7 million, or $0.66 per diluted share. This compares with the first quarter of fiscal of 2007, with net income of $1.1 million, or $0.29 per diluted share.
Net cash provided by operating activities for the first quarter of fiscal of 2008 was $5 million compared with net cash used by operating activities of $2.5 million for the first quarter of fiscal 2007. Greater net income, non-cash expense (e.g., deferred income taxes) and being able to manage the Company with less operating working capital, due to steps taken to lower our cash conversion cycle, enabled this to occur.
As mentioned in the past, I again caution you that we are not a business that can be viewed in 90-day sound bytes or on any specific day, and thus, on future quarter end periods, working capital levels compared with prior quarters could result in less favorable information.
Capital expenditures for the first quarter of fiscal 2008 were $163,000, and depreciation was $231,000. For the year, we expect capital expenditures to be about $1.5 million and depreciation approximately $927,000.

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